EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in these Registration Statements (Nos. 333-131604 and 333-129004 on Form S-3 and 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15957, 33-92966, 33-80588, 33-50198, and 333-15961 on Form S-8) of our report dated April 28, 2009, relating to the financial statements of Retail Ventures, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion, and includes an explanatory paragraph relating to the presentation of the Company’s Value City and Filene’s Basement segments as discontinued operations), and the effectiveness of Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
April 28, 2009